Exhibit 99(a)(1)(A)

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
OFFER TO PURCHASE SHARES OF CLASS A COMMON STOCK FOR CASH
AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE
AS OF OCTOBER 31, 2024
LETTER OF TRANSMITTAL MUST BE RECEIVED BY PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC. ON OR BEFORE OCTOBER 30, 2024
THE OFFER WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON
OCTOBER 30, 2024, UNLESS THE OFFER IS EXTENDED.
To the Stockholders of Prospect Floating Rate and Alternative Income Fund:
Prospect Floating Rate and Alternative Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is incorporated in the State of Maryland (the “Company,” “we” or “us”), is offering to purchase up to the number of shares of our issued and outstanding Class A common stock, par value $0.001 per share (the “Shares”) that the Company can repurchase with the cash that has been retained during the quarter ended June 30, 2024 as a result of issuing shares through its distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The purpose of this Offer is to provide stockholders with liquidity, because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the net asset value per Share ("NAV per Share") as of October 31, 2024 (the “Purchase Price”). The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). As an example of the Purchase Price, the NAV per Share on July 31, 2024, was $4.67 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer will expire at 4:00 P.M., Eastern Time, on October 30, 2024 (the “Expiration Date”), unless extended.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTIONS 1 AND 3 BELOW.
IMPORTANT INFORMATION
Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.
IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) OR PROSPECT CAPITAL MANAGEMENT L.P., THE COMPANY’S INVESTMENT ADVISER (THE “ADVISER”), MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN,

ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR THE ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________________________
The date of this Offer to Purchase is September 27, 2024.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
    This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal, which will be delivered to stockholders on or before September 27, 2024.

What is the Offer?
•We are offering to purchase up to the number of Shares we can repurchase with the cash that we have retained during the quarter ended June 30, 2024 as a result of issuing shares through our distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The Offer is for cash at a price equal to the NAV per Share as of October 31, 2024 and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. As an example of the calculation of the Purchase Price, the NAV per share on July 31, 2024 was $4.67 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount.
Why is the Company making the tender offer?
•The Offer is designed to provide a measure of liquidity to holders of Shares, for which there is otherwise no current public market. Subject to the discretion of our Board of Directors, we intend to periodically repurchase a limited number of Shares. See Section 2 below.
When will the Offer expire, and may the Offer be extended?
•The Offer will expire at 4:00 P.M., Eastern Time, on October 30, 2024, unless extended. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.
How is the Purchase Price Determined?
•The Purchase Price is equal to the Company’s NAV per Share as of October 31, 2024.
What is the most recent NAV per Share?
•On July 31, 2024, the NAV per Share was $4.67.

Are there conditions to the Offer?
•Yes. If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $5,000 worth of Shares following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro rata basis. See Section 1 and Section 3 below for a more complete description of the conditions to the Offer.
How do I tender my Shares?
•If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal, and any amendments or supplements hereto or thereto, read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed on page 6 of this Offer to Purchase, in proper form, before 4:00 P.M., Eastern Time, on October 30, 2024 (unless the Offer is extended by the Company, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 4:00 P.M., Eastern Time, on October 30, 2024 (or if the Offer is extended, the expiration date as extended). See Section 4 below.
Is there any cost to me to tender?
•No, however your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies.
May I withdraw my Shares after I have tendered them and, if so, by when?
•Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal from the Company and submitting it to the Company at the address listed on page 9 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after November 27, 2024 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below.
How do I withdraw tendered Shares?
•A Notice of Withdrawal must be timely received by the Company, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting the Company at (212) 448-0702. See Section 5 below.
May I place any conditions on my tender of Shares?
•No.
Is there a limit on the number of Shares I may tender?
•No. However, we are limiting the aggregate number of Shares to be repurchased from all stockholders to the number of Shares that we can repurchase with the cash that has been retained by the Company during the quarter ended June 30, 2024 as a result of issuing shares through its distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. In addition, a stockholder who tenders some but not all of his or her Shares for repurchase generally will be required to maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. See Section 1 below.
What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?
•The Company will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis in accordance with the number of Shares tendered by each stockholder (and not timely withdrawn).
If I decide not to tender, how will the Offer affect the Shares I hold?

•If the Company purchases Shares pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.
Does the Company have the financial resources to make payment for Shares accepted in the Offer?
•Yes. See Section 7 below.
If Shares I tender are accepted by the Company, when will payment be made?
•Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.
Is my sale of Shares in the Offer a taxable transaction?
•For most stockholders, yes. We anticipate that U.S. Stockholders (as defined below), other than those who are tax-exempt, who sell Shares in the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted tax basis in the Shares. The sale date for tax purposes will be the date the Company accepts Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Stockholders (as defined below). Please consult your tax advisor for details regarding your specific tax treatment and obligations.
Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?
•Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to purchase any Shares tendered, as described in Section 3 below.
Is there any reason Shares tendered would not be accepted?
•In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include an original signature(s) or the original of any required signature guarantee(s).
How will tendered Shares be accepted for payment?
•Properly tendered Shares will be accepted for payment by the Company promptly following expiration of the Offer. See Section 6 below.
What action need I take if I decide not to tender my Shares?
•None.
Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?
•No. None of the Company, the Board or the Adviser is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.
How do I obtain information?
•Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Prospect Floating Rate and Alternative Income Fund at
(212) 448-0702. If you do not own Shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

The properly completed Letter of Transmittal should be sent to the Company at the following address:

Prospect Floating Rate and Alternative Income Fund, Inc. c/o Phoenix American Financial Services, Inc. 125 E. Sir Francis Drake Blvd. Suite 301 Larkspur, CA 94939

1. Purchase Price; Number of Shares; Expiration Date.

The Company is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and is incorporated in the State of Maryland. The Company is offering to purchase up to the number of Shares that the Company can repurchase with the cash that has been retained during the quarter ended June 30, 2024 as a result of issuing shares through its distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The purpose of the Offer is to provide stockholders with liquidity, because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at a price equal to the NAV per Share as of October 31, 2024. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. As an example of the Purchase Price, the NAV per Share on July 31, 2024, was $4.67 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. You will not receive interest on the Purchase Price under any circumstances.

If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $5,000 worth of Shares following a tender of Shares for repurchase. If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you tender for repurchase. To the extent you seek to tender all of the Shares that you own and we repurchase less than the full amount of Shares that you request to have repurchased, you may maintain a balance of Shares of less than $5,000 following such Share repurchase.

As of September 27, 2024, there were 8,840,004 Shares issued and outstanding, and there were 1,061 holders of record of Shares.

The Offer will remain open until 4:00 P.M., Eastern Time, on October 30, 2024, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of the Board, including the independent directors, the Offer is in the best interests of our stockholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation generally may not make a distribution to stockholders, including pursuant to a share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);

•the liquidity of our assets (including fees and costs associated with disposing of assets);

•our investment plans and working capital requirements;

•the relative economies of scale with respect to our size;

•our history in repurchasing Shares or portions thereof; and

•the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and stockholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, none of the Company, the Board or the Adviser is expressing any opinion as to whether a stockholder should accept or reject this Offer.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide liquidity to our stockholders because there is otherwise no public market for the Shares. Subject to the discretion of our Board of Directors, we intend to periodically repurchase a limited number of Shares. This intention is a recognition of the fact that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” which includes, among other things, (i) a listing of our shares on a national securities exchange, (ii) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation or (iii) a merger or another transaction approved by our Board in which our stockholders likely will receive cash or shares of a publicly-traded company. From time to time, we may offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion.

Although the decision whether to repurchase Shares is at the Board’s sole discretion, our intention is to limit the number of Shares to be repurchased during any calendar year to the number of Shares that we can repurchase with the cash we have retained as a result of issuing shares through our distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. At the discretion of the Board, we may also use cash on hand, cash available from borrowings and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares. In addition, we further intend to limit the number of Shares to be repurchased in any calendar year to 10% of the weighted average number of Shares outstanding in the prior calendar year, or 2.5% in each quarter, though the actual number of Shares that we offer to repurchase may be less in light of the limitations noted above.

Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (vi) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vii) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (viii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (ix) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (x) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

We reserve the right at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held in street name, instructing the firm holding such Shares to do the same on your behalf) to us at:

Prospect Floating Rate and Alternative Income Fund, Inc. c/o Phoenix American Financial Services, Inc. 125 E. Sir Francis Drake Blvd. Suite 301 Larkspur, CA 94939
The Letter of Transmittal must be received by us at the address above before 4:00 P.M., Eastern Time, on the Expiration Date.

a. Proper Tender of Shares and Method of Delivery.

For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 4:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Materials sent by facsimile, electronic mail or other electronic means will not be accepted. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE COMPANY, THE BOARD, THE ADVISER OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

 c. United States Federal Income Tax Withholding.

To prevent the imposition of U.S. federal backup withholding tax imposed at a rate of 24% on "reportable payments," which generally includes the gross amount of payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

For this purpose, a “U.S. Stockholder” is, in general, a beneficial owner of our Shares for U.S. federal income tax purposes that is (i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any beneficial owner of our Shares that is not a "pass-through entity" (including a partnership) for U.S. federal income tax purposes other than a U.S. Stockholder.

5. Withdrawal Rights.

At any time prior to 4:00 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after November 27, 2024 (which is 40 business days after the commencement of the Offer), any stockholder may withdraw any number of the Shares that the stockholder has tendered.

To be effective, a written Notice of Withdrawal must be timely received by us via mail, courier or personal delivery at the address listed on page 6 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the stockholder having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. A Notice of Withdrawal is available upon request by contacting the Company at (212) 448-0702.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 4:00 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to Phoenix American Financial Services, Inc., our transfer agent (the “Transfer Agent”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) and any required signature guarantee(s), and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender request, and tendered Shares may be subject to a contingent deferred sales charge. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8EXP or Form W-8ECI) and provide such properly completed form to us may be subject to U.S. federal backup withholding tax imposed at a rate of 24% on "reportable payments," which generally includes the gross amount of payments made to such stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on certain amounts payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

The total cost to us of purchasing the estimated maximum number of Shares pursuant to the Offer, assuming a Purchase Price of $4.67 per Share (based upon the most recent publicly disclosed NAV per share as of July 31, 2024), would be approximately $468,733. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to the number of Shares that we can repurchase with the cash we have retained during the quarter ended June 30, 2024 as a result of issuing shares through our distribution reinvestment plan (the “DRIP”) to those shareholders who have elected to receive their distributions in the form of additional shares rather than in cash. The actual number of Shares to be repurchased, the actual Purchase Price, and therefore our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. We intend to use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the U.S. Securities and Exchange Commission (the “SEC”) can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.
As of the date hereof, there are no persons that are beneficial owners of 5% or more of our outstanding Shares, as determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Summary of Ownership by Officers and Directors

The following table sets forth, as of September 27, 2024, information with respect to the beneficial ownership of our Shares by:

•each of our officers and directors; and
•all of our directors and executive officers as a group

Shares Beneficially Owned as of September 27, 2024
Name and Address of Beneficial Owner	Number of Shares(1)	Percentage(2)
Interested Directors(3):
M. Grier Eliasek	—	—

Independent Directors(3):
Andrew C. Cooper	—	—
William J. Gremp	—	—
Eugene S. Stark	—	—

Executive Officers(3):
Kristin Van Dask	—	—

All executive officers and directors as a group (5 person)	—	—
5% or more holders
John F. Barry(4)	6,467,759.56	73.16%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act. Assumes no other purchases or sales of our common stock since the most recently available SEC filings. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with respect to the present intent of the beneficial owners of our common stock listed in this table.
(2) Based on a total of 8,840,004 shares of our common stock issued and outstanding as of September 27, 2024.
(3) Address is c/o Prospect Floating Rate and Alternative Income Fund, Inc., 10 East 40th Street, 42nd Floor, New York, NY 10016.
(4) Mr. Barry has sole voting and dispositive power over the 6,467,759.56 shares of common stock held by him through the John and Daria Barry Foundation (the "Foundation"). The principal business address of each of Mr. Barry and the Foundation is 700 S. Rosemary Avenue, Suite 204, West Palm Beach, Florida 33401.

During the sixty days prior to September 27, 2024, we have issued an aggregate of 99,367 Shares at an average price per Share of $4.77 for gross proceeds of approximately $473,978 in closings that occurred during this period. The number of Shares sold during this period includes an aggregate of 473,978 Shares issued pursuant to our distribution reinvestment plan. Except for transactions pursuant to the distribution reinvestment plan, based upon our records and upon information provided to us, there have not been any transactions in Shares that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Under normal market conditions, we will invest at least 80% of our net assets (plus any borrowings for investment purposes) in floating rate loans and other income producing investments. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies, which we define as companies with annual revenue between $50 million and $2.5 billion. We may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets. We expect that at least 70% of our portfolio of investments will consist primarily of directly originated or syndicated senior secured first lien loans, directly originated or syndicated senior secured second lien loans, and to a lesser extent, subordinated debt of middle market companies in a broad range of industries. Syndicated secured loans refer to commercial loans provided by a group of lenders that are structured, arranged, and administered by one or several commercial or investment banks, known as arrangers. These loans are then sold (or syndicated) to other banks or institutional investors. Syndicated secured loans may have a first priority lien on a borrower’s assets (i.e., senior secured first lien loans), a second priority lien on a borrower’s assets (i.e., senior secured second lien loans), or a lower lien or unsecured position on the borrower’s assets (i.e., subordinated debt). We expect that up to 30% of our portfolio of investments will consist of other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of a type of pools of broadly syndicated loans known as collateralized loan obligations (“CLOs”). The senior secured loans underlying our CLO investments are expected typically to be BB or B rated (non-investment grade, which is often referred to as “high yield” or “junk”) and in limited circumstances, unrated, senior secured loans. Our investment portfolio is expected to consistent primarily of debt securities. Our target credit investments are expected to typically have initial maturities between three and ten years and generally range in size between $1 million and $100 million, although the investment size may vary with the size of our capital base. We expect that the majority of our debt investments will bear interest at floating interest rates, but our portfolio may also include fixed-rate investments. We expect to make our investments directly through the primary issuance by the borrower or in the secondary market.

Our principal office is located at 10 East 40th Street, 42nd Floor, New York, New York 10016 and our telephone number is (212) 448-0702.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the SEC on September 12, 2024;

•our Current Reports on Form 8-K (and amendments thereto, if any, but excluding any information furnished and not filed), as filed with the SEC on July 2, 2024, July 25, 2024, August 30, 2024 and September 17, 2024;

•our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on September 27, 2024; and

•our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on September 19, 2024.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, cooperatives, trusts and estates, persons who mark-to-market the Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. Stockholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above.

a. U.S. Stockholders.

The sale of Shares pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a distribution derived from the sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the distribution: (i) results in a “complete termination” of the stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. A distribution generally will be considered to have been made in “complete termination” of a stockholder’s interest in the Company if all of the Shares then actually and constructively owned by the stockholder are tendered by such stockholder pursuant to the Offer. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in a stockholder’s proportionate interest in the Company following the Offer. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in a stockholder’s interest in the Company. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

If any of these three tests for “sale or exchange” treatment is met, a stockholder generally will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is generally 15% or 20%, depending on whether the individual’s "taxable" income exceeds certain threshold amounts. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a stockholder who sells Shares pursuant to the Offer will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

 The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a U.S.

Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a “sale or exchange”, rather than as a “dividend”, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold tax at a rate of 24% with respect to reportable payments paid to a U.S. Stockholder or other payee pursuant to the Offer unless the U.S. Stockholder has completed and submitted to the Company a Form W-9 providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Form W-9 is included with the Letter of Transmittal for U.S. Stockholders. Even though the Company may have received a completed Form W-9 from a U.S. Stockholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.

b. Non-U.S. Stockholders.

The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for at least 183 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend.

If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. If a non-U.S. Stockholder is deemed to receive a dividend, a 30% withholding may be imposed under FATCA unless the Non-U.S. Stockholder and the intermediaries through which it holds its Shares comply with the applicable disclosure requirements."

The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•our future operating results;
•our business prospects and the prospects of potential investments;
•the impact of the investments that we expect to make;
•the ability of our investments to achieve their objectives;
•our expected financings and investments;
•the adequacy of our cash resources and working capital; and
In addition, words such as “anticipate,” “believe,” “expect,” “intend,” “seeks,” “would” and “should” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements in this Offer are not guarantees of future performance and involve risks, uncertainties and other factors, many of which will be beyond our control and difficult to predict. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this Offer. Other factors that could cause actual results to differ materially include:
•changes in the economy, including changes in interest rates;
•risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters;
•future changes in laws or regulations and conditions in our operating areas; and
• our dependence on key personnel of our Adviser.
Although we believe that the assumptions on which the forward-looking statements in this Offer are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the statements based on those assumptions could be inaccurate. Accordingly, the inclusion of forward-looking statements in this Offer should not be regarded as a representation that our plans and objectives will be achieved and you should not place undue reliance on those statements.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer, and, except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to review any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and our other reports filed with the SEC, including, but not limited to, our Quarterly Reports on Form 10-Q. Other factors that could cause actual results to differ materially include:

•changes in the economy;

•risks  associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

September 27, 2024	PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.